Exhibit 10.2

FIRST AMENDMENT TO THE

AMENDED AND RESTATED

GASTAR EXPLORATION INC.

LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Amended and Restated Gastar Exploration Inc. Long-Term Incentive Plan, as amended from time to time (the “Plan”), is made by Gastar Exploration Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its affiliates;

WHEREAS, Section 10(c) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan from time to time without approval of the stockholders of the Company, except that any amendment to the Plan of which approval of the stockholders is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares of the Company are listed or quoted must be approved by the stockholders of the Company; and

WHEREAS, the Board has determined that it is desirable to modify the tax withholding provisions of the Plan to reflect changes allowed under Financial Accounting Standards Board Accounting Standards Codification Topic 718 to withhold taxes in amounts not to exceed the maximum statutory tax rate in each employee’s relevant tax jurisdiction.

NOW, THEREFORE, the Plan shall be amended effective as of January 1, 2017 as set forth below:

1.     Section 4(c) of the Plan is hereby deleted in its entirety and replaced by the following:

(c) Availability of Shares Not Issued under Awards. Shares of Stock subject to an Award under the Plan that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated, including (i) shares forfeited with respect to Restricted Stock, (ii) shares that were subject to an Option or an SAR and were not issued or delivered upon the net settlement or net exercise of such Option or SAR and (iii) except to the extent provided below, shares tendered or withheld in payment of any exercise or purchase price of an Award or taxes relating to an Award, shall be available again for issuance in connection with Awards under the Plan. Shares received or withheld by the Company or any Subsidiary, as applicable, pursuant to Section 10(b) herein, in payment of taxes relating to an Award of Restricted Stock will not be available for future Awards under the Plan to the extent such shares are withheld in an amount greater than the minimum statutory rate in the Participant’s relevant tax jurisdiction.

2.    Section 10(b) of the Plan is hereby deleted in its entirety and replaced by the following:

(b)    Taxes. Each of the Company and any Subsidiary is authorized to withhold from any Award granted, or any payment relating to an Award under the Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include the authority to withhold or receive shares of Stock or other property and to make cash payments in respect thereof in satisfaction of the federal, state, foreign and/or local tax withholding obligations, including payroll tax withholding, with respect to a Participant in amounts up to the maximum statutory rate in the Participant’s relevant tax jurisdiction, as determined in the sole discretion of the Company and its Affiliates and pursuant to procedures established by the Company.

RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.

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IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer.

GASTAR EXPLORATION INC.

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	President and Chief Executive Officer

Date:	December 15, 2016